Exhibit 99.2
Solar Power, Inc. Closes Hardware Sale for More Than $20 Million with
South Korean Based Solar Distributor/Installer
Roseville-based Solar Power, Inc. ramping factory output through international business growth strategy.
Roseville, CA June 2, 2008—Solar Power, Inc. (“SPI”) (OTCBB: SOPW) has entered into an agreement to provide a large Korean distributor/installer with 5 megawatts of the Company’s SP200 solar modules. The modules will be used as part of a 10 MW solar park currently under development North East of Seoul, Korea and will be delivered in a series of shipments beginning in June and concluding in August, 2008. SPI has received a letter of credit underlying the financial terms of this transaction and has commenced processing the first scheduled shipment.
Solar Power, Inc. designs and manufactures its own line of photovoltaic modules and racking systems. Additionally, in the United States, SPI designs and installs commercial systems and serves the U.S. residential market through its growing Yes! Solar Solutions franchise network. “As we continue to grow our business, working with a select group of companies, like our Korean partner, will allow us to further ramp factory output,” said Steve Kircher, CEO of Solar Power, Inc. “Working directly with distribution and integration companies across Asia and Europe is a complement to our U.S. business plan and a key part of our long-term business growth strategy,” Mr. Kircher further commented.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American residential, commercial and public sector building markets a complete solution through a single brand. Solar Power, Inc. provides turnkey design-build solutions through its Roseville, California headquarters and a growing retail distribution network.
Safe Harbor Statement:
This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.